ASSET PURCHASE AGREEMENT

                                   BY AND AMONG

                           J.B. WILLIAMS COMPANY, INC.

                                       AND

                          AVALON NATURAL COSMETICS, INC.



                                  AUGUST 6, 1997

                         ASSET PURCHASE AGREEMENT
                         ------------------------

          ASSET PURCHASE AGREEMENT (this "Agreement"), dated August 6, 1997, by and between J.B. WILLIAMS COMPANY, INC., a Delaware corporation (the "Buyer"), and AVALON NATURAL COSMETICS, INC., a California corporation (the "Seller").

          WHEREAS, the Seller, acting by and through its San Francisco Soap Company Division (the "SFS Division"), is engaged or has been engaged in the business of developing, manufacturing and selling the cosmetic, soap and bath products identified on Exhibit A annexed hereto and made a part hereof (collectively, the "Products" and individually, a "Product", such business being hereinafter referred to as the "SFS Business"); and

          WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets constituting the SFS Business as a going concern; and

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I.

                        PURCHASE AND SALE OF ASSETS
                        ---------------------------

         1.1. Purchase and Sale of Assets. At the Closing (as hereinafter defined), the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, accept, assume and receive, all of the Seller's right, title and interest in, to and/or arising from the assets owned, used or held for use by the Seller and/or the SFS Division, or any affiliate thereof, in the conduct of the SFS Business including, without limitation, the following assets, but excluding the Excluded Assets as defined below (all such assets, other than the Excluded Assets, being the "Purchased Assets"):

               (a) All finished goods, work-in-process, packaging materials and raw materials used or held for use in the conduct of the SFS Business (the "Inventory");

               (b) The trademarks or names "San Francisco Soap Company", "Avalon Natural Cosmetics", "Spanish Bath", "Body/Body", "Bath & Body Sense", and all other trademarks, trade dress, trade names, brand names, service marks, logos, logotypes, and packaging style and symbols which are or have been used at any time in respect of the manufacture, marketing, promotion, distribution, sale, or commercial exploitation of the Products, together with all goodwill associated therewith, any registrations associated therewith, including any applications, renewals, modifications or extensions (collectively, "Registrations"), and all copyrights and slogans, and
                     -------------
     any Registrations associated therewith, all domain names and web pages and similar internet properties, in any such case that have been used by the Seller or any affiliate or predecessor owner, or are under development, in the manufacture, marketing, promotion, distribution, sale, or commercial exploitation of the Products;

               (c) All equipment, machinery, tools, molds, dies, display units, trade show booths, replacement parts and all other fixed assets, including, without limitation, those identified on Schedule 1.1(c) hereto;

               (d) All existing files pertaining to the manufacture, production, promotion, advertising, distribution, sale or commercial exploitation of the Products in whatever format (written or machine readable, or in computer data bases or other media), including, without limitation, research and development files and studies, market studies (including studies in respect of competitor's brands), copies of consumer complaint files, sale histories, quality control histories, files relating to the Manufacturing Know-How (as hereinafter defined), and any and all other business records relating to the Products or the SFS Business generally;

               (e) All (i) formulae, techniques and technical, processing and manufacturing knowledge and know-how including, without limitation, (ii) all new developments, inventions, processes, techniques and ideas, including as to batch processing, all trade secrets, technology, know-how, information relating to shelf life and stability of the Products, patents and Registrations therefor, and (iii) all papers, documentation, blue prints, drawings, compositions, diaries, notebooks, schematics, specifications, designs, methods of manufacture and production relating to all of the Purchased Assets described in subparagraphs
     (i) and (ii) of this Section 1.1(e), in each case which are or have been owned, used or held for use in the conduct of the SFS Business, or are under research and development, relating to the manufacture, promotion, sale or commercial exploitation of the Products or relating to the SFS Business generally (the "Manufacturing Know-How").

               (f) All marketing materials and rights relating to the promotion, marketing, advertisement or commercial exploitation of the Products, including slogans, jingles, marketing campaigns, promotional materials, art, mechanical and artwork for the production of packaging components, television and radio masters, film or video clips, sound recordings, photographs and similar materials, including any Registrations associated therewith, that have been owned, used or held for use in the conduct of the SFS Business, or are under development, in the manufacture, promotion, sale or commercial exploitation of the Products or relating to the SFS Business generally including, without limitation, all rights to UPC codes;

               (g) All current and historical lists of customers, manufacturers, suppliers, vendors and distributors of the SFS Business, including all pricing information relative to each of the foregoing;

               (h) All claims, causes of action and other rights against others relating to the Purchased Assets or the SFS Business;

               (i) All rights under the trade agreements and the other agreements, whether oral or in writing, identified on Schedule 1.1(i) of the schedules (the "Disclosure Schedule") annexed hereto and made a part hereof (the "Assigned Agreements") including, without limitation, all agreements between the Seller, the SFS Division or any affiliate thereof with manufacturers, vendors or suppliers of the Products of the SFS Business or any raw materials relating thereto (the "Supply Agreements"), each such Supply Agreement being set forth on Schedule 1.1(j) of the Disclosure Schedule;

               (j) All rights under or pursuant to all warranties, representations and guaranties made by manufacturers, suppliers or vendors in connection with the Products, the SFS Business or relating in any manner to the Purchased Assets (except to the extent that the Seller is obligated to deal with products covered by such warranties, representations and guaranties);

               (k) All good will of the SFS Business including, without limitation, all good will attributable to the Products and the other Purchased Assets;

               (l) To the extent assignable, all permits, governmental licenses, filings, authorizations, approvals and other indicia of authority (and pending applications for any thereof) used or held for use in the conduct of the SFS Business;

               (m) All prepaid expenses, deferred charges and cash advanced by customers of the SFS Business and prepayments made to and rights to volume discounts from manufacturers, suppliers, distributors and vendors of the SFS Business including, without limitation, those identified in Section 1.1(m) of the Disclosure Schedule; and

               (n) All other assets set forth in Section 1.1(n) of the Disclosure Schedule.



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


         1.2. Excluded Assets. The following assets of the SFS Business are expressly excluded from the Purchased Assets being acquired by the Buyer hereunder (collectively, the "Excluded Assets"):

               (a) The corporate minute books and stock records of the Seller;

               (b) Any rights which the Seller may have to enforce the obligations of the Buyer pursuant to this Agreement and the other documents and agreements contemplated hereby;

               (c) The books of account and other records which are required by law to be kept in the Seller's possession including, but not limited to, Tax Returns (as hereinafter defined), except that Buyer shall be given access to such books and records as reasonably necessary or desirable for the conduct by the Buyer of the SFS Business and to prepare and make any filings, reports, returns or other items with any Governmental Authority (as hereinafter defined) from and after the Closing;

               (d) All oral or written contracts, agreements and arrangements, other than the Assigned Contracts, of the Seller or the SFS Business, including, without limitation, all agreements or arrangements, whether oral or written, relating to the present or former employees, agents, consultants, representatives or other personnel employed or engaged for or on behalf of the SFS Business;

               (e) All land, buildings, leases, licenses or any other ownership or other interest in real estate used, owned, held for use or otherwise leased or subleased in the conduct of the SFS Business or for or on behalf of the SFS Business;

               (f) All refunds of Taxes (as hereinafter defined) for all periods ending on or prior to the Closing Date (as hereinafter defined);

               (g) All accounts receivable relating to transactions taking place on or before the Closing Date; and

               (h) Corporate records relating to accounts payable, payroll, banking, accounts receivable, and employees of the SFS Business, in each case for all periods prior to the Closing Date.

         1.3. Assumed Liabilities. Except with respect to anything constituting an Excluded Liability pursuant to Section 1.4, below, at the Effective Time (as hereinafter defined), Buyer shall assume and shall be responsible for (a) all obligations of the Seller as set forth in the Assigned Agreements arising after the Effective Time (collectively, the

 "Assumed Contracts"), (b) the trade and consumer promotions expressly identified as being assumed by the Buyer on Section 1.3 of the Disclosure Schedule (collectively, the "Assumed Liabilities") and (c) any liabilities or obligations relating to or arising after the Closing Date from the SFS Business or the conduct thereof including, without limitation, breach of product warranties, product liability and liability in tort. Without limiting the generality of the foregoing, the Buyer shall be solely and exclusively liable for all liabilities or obligations as a result of any act, omission, or event occurring after the Effective Time. The Buyer shall, directly or indirectly, discharge and satisfy in full when due the Assumed Liabilities.

         1.4. Excluded Liabilities. Except as set forth in Section 1.3(a) and (b) above, neither the Buyer nor any of its affiliates shall assume any liabilities or obligations of the Seller, the SFS Division or any of their respective affiliates or predecessor owners, or any liabilities or obligations relating to or arising prior to the Closing from the SFS Business or the conduct thereof including, without limitation, (a) breach of product warranties, product liability and liability in tort (including in either case unripened liabilities due to Products manufactured by or on behalf of Seller, any affiliate or predecessor owner of the Seller, the SFS Division or the SFS Business or any other manufacturer, or liabilities from actions or sales occurring prior to the Effective Time), (b) indebtedness for borrowed money, (c) Tax liabilities, (d) obligations to present or former employees, agents, representatives or other personnel, (e) contract or other agreements not constituting an Assumed Contract, (f) all liabilities relating to the Excluded Assets, (g) all liabilities for the violation or breach of any Environmental Laws (as hereinafter defined) and (h) all liabilities for trade and consumer promotions arising prior to the Effective Time, in any case whether known or unknown, fixed or contingent, absolute, conditional or otherwise. Without limiting the generality of the foregoing, the Seller, the SFS Division or any of their respective affiliates or predecessor owners, as the case may be, shall remain solely and exclusively liable for all liabilities or obligations as a result of any act, omission or event occurring prior to the Effective Time, whether or not the related cause of action or damage occurred after the Effective Time. All liabilities and obligations retained by the Seller, its affiliates or predecessor owners as described in this
 Section 1.4, are collectively referred to herein as the "Excluded Liabilities." After the Effective Time, the Seller shall, directly or indirectly, discharge and satisfy in full when due the Excluded Liabilities.

                                 ARTICLE II.

                         CONSIDERATION FOR TRANSFER
                         --------------------------

         2.1. Consideration. The aggregate consideration to be paid or provided for the SFS Business and the Purchased Assets shall be, and such consideration shall be delivered, as follows:

               (a)  On the Closing Date, Buyer shall deliver to Seller
     (i) Four Million Dollars ($4,000,000) and (ii) the book value of the Inventory, as reflected on the Inventory Valuation Statement (as hereinafter defined), less Two Million Dollars ($2,000,000) (constituting the Deferred Payment referred to below), in each case by wire transfer on the Closing Date of immediately available funds to the account designated by Seller at least two (2) days prior to the Closing Date (the "Closing Cash Payment");

               (b) On or before October 31, 1997, Buyer shall deliver to Seller Two Million Dollars ($2,000,000), by wire transfer of immediately available funds to the account designated by Seller pursuant to Section 2.1(a), together with interest on such amount at the applicable federal rate of interest pursuant to Code Section 1274 from the Closing Date to the date of payment (the "Deferred Payment");

               (c) After the Effective Time and at the periods specified in Section 2.3 below, Buyer shall deliver to Seller annual payments during the five (5) year period following the Closing (the "Contingent Payment Period"), equal to two and one-half percent (2.5%) of the annual Net Sales (as hereinafter defined) of the Buyer from sales of the Products during the Contingent Payment Period (the "Contingent Payment"). There shall be an annual minimum payment in respect thereof equal to $250,000 (the "Minimum Annual Payment"); and

               (d)  The assumption by the Buyer of the Assumed
     Liabilities set forth in Section 1.3 hereof.

          As used herein, the term "Purchase Price" shall mean the Closing Cash Payment, plus the Deferred Payment, plus the Contingent Payment, as the same are determined and adjusted (if applicable) as provided in this Article II.

          In the event that the book value of the Inventory as reflected on the Inventory Valuation Statement is in excess of Five Million Five Hundred Thousand Dollars ($5,500,000), then, at the Buyer's option, the Closing Cash Payment attributable to the Inventory may be reduced by the amount of the excess, and the Deferred Payment shall be increased by the account of the excess (together with interest thereof as specified in Section 2.1 (b)).

         2.2.  Inventory Valuation.

               (a) The Seller shall cause Buchanan, Chiao & Smith, its auditors ("Seller's Auditors"), to conduct a physical count of the Inventory one (1) day prior to the Closing. One or more representatives of Buyer shall be entitled to be present during such physical count.


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               (b)  The book value of the Inventory as of the Closing
     shall be based on the results of such physical count, and shall be determined in good faith and in accordance with generally accepted accounting principles, consistently applied with prior periods to the extent applicable ("GAAP"), and shall comply with the representations set forth in Sections 4.5 and 4.7 hereof. Except as would otherwise be required by GAAP, finished goods in Inventory will be valued at the standard cost value which shall be determined in accordance with Section 4.7(c); provided, however, that no value shall be given to promotional items in excess of $80,000.

               (c) At the Closing, the Seller shall deliver to the Buyer an officer's certificate as to the book value of the Inventory, which shall include a certification of the Seller that the book value of the Inventory was determined in accordance with this
     Section 2.2 (the "Inventory Valuation Certificate").

               (d) The Buyer shall have thirty (30) days following the Closing to dispute the book value of the Inventory as reflected on the Inventory Valuation Certificate. Disputes with respect to the Inventory Valuation Certificate (an "Inventory Valuation Dispute") shall be dealt with as provided in Section 2.4 of this Agreement.

         2.3.  Contingent Payments.

               (a) For the one (1) year anniversary of the Closing Date and each of the four anniversaries thereafter (each, a "Contingent Payment Date"), Buyer shall determine in good faith its Net Sales from the Products for the twelve (12) month period ending on the applicable Contingent Payment Date. As used herein, the term "Net Sales" shall mean sales revenues from completed sales of the Products during the relevant period, less (i) returns and adjustments, (ii) performance and buying allowances, (iii) credits attributable to allocated unsaleables and accounts receivable disputes, and (iv) customer and other cash discounts.

               (b) The Buyer shall deliver to the Seller within five (5) business days of each Contingent Payment Date the amount of $250,000, representing the Minimum Annual Payment for such period. Within thirty (30) days of each Contingent Payment Date, Buyer shall deliver to Seller an officer's certificate as to the Net Sales of the Buyer for the relevant period, which shall include a certification of the Chief Financial Officer of the Buyer that the Net Sales were determined in accordance with Section 2.3 of this Agreement (each, a "Net Sales Certificate"). The Buyer shall also deliver at the same time a copy of its internal sales report as back-up to the Net Sales Certificate.


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


               (c) Seller shall have fifteen (15) days following receipt of each Net Sales Certificate to dispute the Net Sales of Buyer reflected therein (a "Net Sales Dispute"). If Seller has a Net Sales Dispute, such dispute shall be dealt with in the manner set forth in Section 2.4 of this Agreement.

               (d) Unless Seller shall have a Net Sales Dispute and shall have delivered a Dispute Notice (as hereinafter defined) in respect thereof to Seller in the manner required by Section 2.4 below, then Buyer shall deliver to Seller, by wire transfer of immediately available funds, to the account designated in writing from time to time by the Seller, two and one-half percent (2.5%) of the Net Sales reflected on the applicable Net Sales Certificate within forty-five (45) days following the relevant Contingent Payment Date, less $250,000 representing the Minimum Annual Payment previously made in respect of such Contingent Payment Date.

         2.4.  Inventory and Net Sales Dispute Resolution.

               (a) If the Buyer has an Inventory Valuation Dispute or if the Seller has a Net Sales Dispute, the Buyer or Seller, as applicable, shall deliver to the other party written notice (a "Dispute Notice") (i) within thirty (30) days after (i) Closing (in the case of a Inventory Valuation Dispute) or (ii) within fifteen
     (15) days after receipt of Net Sales Certificate (in the case of a Net Sales Dispute), in each case setting forth in reasonable detail a description of the dispute. Within ten (10) days after delivery of any such Dispute Notice, the Seller and the Buyer shall meet at a mutually acceptable time and place and thereafter as often as such parties reasonably deem necessary and shall, in good faith, cooperate in an attempt to resolve such dispute and agree in writing upon an appropriate resolution. Without limiting the generality of the foregoing, in connection with any such dispute, the Seller and the Buyer, as applicable, and their respective auditors agree to furnish the other party and its accountants and agents with full access to all working papers, books, records, financial data and other documentation used in the calculation of the book value of the Inventory or Net Sales from Products, as applicable.

               (b) If any Inventory Valuation Dispute or Net Sales Dispute is not finally resolved within twenty (20) business days after delivery of a Dispute Notice or if the parties shall fail to meet within ten (10) days after the delivery of a Dispute Notice, then the dispute shall be referred to KPMG Peat Marwick (the "Arbitrator") for resolution in accordance with the terms hereof (the "Arbitration"), and in any event as soon as practicable. The Buyer and the Seller represent and warrant that such Arbitrator is an independent entity which has not represented, nor has had any other business or financial relationship with, such party or any affiliate thereof within the past ten (10) years.


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


               (c) In the event that KPMG Peat Marwick is then unwilling or unable to serve as the Arbitrator, the parties hereto shall select by mutual written agreement another nationally recognized certified public accounting firm to serve as the Arbitrator, which firm is not then rendering (and during the preceding ten (10) year period has not rendered) services to any party hereto or any affiliate thereof, nor shall such firm then have or have had during the past ten (10) years any other business or financial relationship with such party or affiliate thereof.

               (d)  The Arbitrator shall hold a hearing within thirty
     (30) days of the submission of the Inventory Valuation Dispute or Net Sales Dispute, as applicable, for arbitration (the "Hearing") and shall render a decision within thirty (30) days of the conclusion of such hearing. In preparation for its presentation at such Hearing, the Buyer and Seller, as applicable, may depose such directors, officers, employees or agents of the other party and their respective auditors, as it may deem reasonably necessary for such preparation. Each party hereto may file with the Arbitrator such briefs, affidavits and supporting documents as they deem appropriate. The Buyer or Seller, as applicable, shall afford the Arbitrator with the access provided to the other party to any documentation used in the calculation of the book value of the Inventory or the Net Sales from Products, as applicable. Any decision made by the Arbitrator within the scope of its authority shall be final, binding and non-appealable.

               (e) The Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties hereto or to decide upon a compromise position between the ranges presented by the parties to such arbitration. The Arbitrator shall base its decision solely upon the presentations of the parties hereto at the Hearing and any materials made available under Section
     2.4 (d) or (e) hereof and not upon independent review.

               (f) The Arbitrator's decision regarding its final resolution of any Inventory Valuation Dispute or Net Sales Dispute (the "Arbitrator's Decision") shall be in writing, shall set forth the calculations made in reaching its decision, shall describe the manner in which such calculations were made and shall include a representation that the manner so used was in accordance with this Agreement and, in the case of an Inventory Valuation Dispute, in accordance with GAAP.

               (g) Any such Arbitration shall take place in such location reasonably convenient to the principal business location of Buyer as Buyer shall designate unless the parties shall mutually agree on another location. The Arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. <section><section> 1 through 16, and judgment upon the award of the Arbitrator may be entered by any court having jurisdiction thereof.


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


               (h) In the case of an Inventory Valuation Dispute or Net Sales Dispute, the fees and expenses of the Arbitrator shall be borne (A) by the Buyer in the event that the Seller's calculation of the book value of the Inventory as reflected on the Inventory Valuation Certificate, or Net Sales for the relevant period, as applicable, was closer in dollar amounts to the Arbitrator's determination than was the Buyer's calculation thereof, and (B) by the Seller in the event that the Buyer's calculation of the book value of the Inventory or Net Sales for the relevant period as reflected on the applicable Net Sales Certificate, as applicable, was closer in dollar amounts to the Arbitrator's determination than was the Seller's calculation thereof.

               (i) Notwithstanding anything to the contrary herein contained, each of the parties hereto shall bear its own costs and expenses related to any Arbitration. Upon the request of the Arbitrator, each party hereto agrees to enter into an arbitration agreement providing reasonable protection to the Arbitrator, in such form as may be mutually acceptable to the Arbitrator and the parties hereto.

               (j) In the case of an Inventory Valuation Dispute, if the Arbitrator determines that the book value of the Inventory as of the Closing Date was overstated on the Inventory Valuation Certificate, then the Purchase Price shall be reduced dollar for dollar in accordance with such determination. The Seller shall refund the amount thereof to the Buyer by wire transfer of immediately available funds to an account designated by Buyer within ten (10) days of receipt of a copy of the Arbitrator's decision.

               (k) In the case of a Net Sales Dispute, if the Arbitrator determines that the Net Sales of the Buyer for the relevant period was understated in the applicable Net Sales Certificate, two and one-half percent (2.5%) of such Net Sales, as determined by the Arbitrator, shall be delivered to the Seller by wire transfer of immediately available funds to the account designated from time to time by the Seller within ten (10) days from Buyer's receipt of a copy of the Arbitrator's Decision.

         2.5. Allocation. The consideration for the SFS Business and the Purchased Assets shall be allocated by the Buyer and the Seller by mutual agreement as promptly as practicable following the Closing. Such allocation shall be used for all purposes, including the preparation and filing of Internal Revenue Service Form 8594 with respect to the transactions contemplated hereby.

         2.6. Non-Competition Payments. The Seller agrees to make the following payments in respect of the Non-Competition Agreements:


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


        (a) On the Closing Date, Buyer shall deliver to Mark A. Egide One Million Dollars ($1,000,000) by wire transfer on such date of immediately available funds to the account designated by such person at least two (2) days prior to the Closing Date.

        (a) On the Closing Date, Buyer shall deliver to Stacey Egide One Million Dollars ($1,000,000) by wire transfer on such date of immediately available funds to the account designated by such person at least two (2) days prior to the Closing Date.

         2.7. Special Agreement Concerning Certain Inventory. The parties agree that any Inventory that does not meet the representation specified in Section 4.7(a)(iii) by reason of being in excess of a six-month supply shall be excepted from the Purchased Assets unless the Buyer shall agree to include any such Inventory in the Purchased Assets by written notice to the Seller. Such Inventory that is excepted from the Purchased Assets may not be sold within the same channels as the Inventory is normally sold in the ordinary course of business, but may be sold to other purchasers as mutually agreed by Buyer and Seller.


                                 ARTICLE III.

               THE CLOSING AND TRANSFER OF THE PURCHASED ASSETS
               ------------------------------------------------

         3.1.  Conditions to Each Party's Obligations Under this
 Agreement.  The respective obligations of each party under Article I and
 Article II of this Agreement shall be subject to the satisfaction, or the waiver by such party hereto, at or prior to the Closing, of each of the following conditions precedent:

               (a) Any notice to, approval by, consent of or filing with any Governmental Authority applicable to the consummation of the sale and purchase of SFS Business and the Purchased Assets under applicable law shall have been given, obtained or made, as applicable, or any waiting period relating to any of the foregoing shall have expired or been terminated;

               (b) The representations and warranties of the other party contained herein shall be true in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except as they may specifically relate to another date) and each of the parties hereto shall have performed in all respects all obligations and agreements, and complied in all respects with all covenants, contained in this Agreement, to be performed and compiled with by such party at or prior to the Closing Date; and


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


               (c) No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or any Governmental Authority or other law, rule, regulation, legal restraint or prohibition preventing the purchase and sale of the SFS Business or the Purchased Assets, and no investigation by any Governmental Authority, shall be in effect as of or shall have commenced on or prior to the Closing Date, and no action, suit or proceeding brought by any Governmental Authority shall be pending or threatened as of the Closing Date which seeks any injunction, restraining order or other order which would prohibit the purchase and sale of the SFS Business or the Purchased Assets or cause the Buyer to be unable to own the Purchased Assets or to conduct and operate the SFS Business after the Closing.

         3.2. Closing. The transfer of Purchased Assets contemplated by this Agreement (the "Closing") shall occur at the offices of Cummings & Lockwood, Four Stamford Plaza, Stamford, Connecticut, at 10:00 a.m., Eastern Standard Time, on August 29, 1997, or such other date prior thereto as the parties shall mutually agree (the "Closing Date"). The effective time of the Closing shall be 11:59 p.m.. on the Closing Date (the "Effective Time").

         3.3. Deliveries by the Buyer. At the Closing, the Buyer shall deliver the following, which deliveries shall be a condition to the Seller's obligation to close:

               (a)  The Closing Cash Payment required by Section 2.1(a);

               (b) A certified copy of resolutions of the Board of Directors of the Buyer providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (c) An instrument of assumption in respect of the Assumed Liabilities in substantially the form of Exhibit B annexed hereto and made a part hereof;

               (d) A certificate, dated the Closing Date, substantially in the form of Exhibit C annexed hereto and made a part hereof, executed on behalf of the Buyer by a duly authorized officer of the Buyer, to the effect that the Buyer has fulfilled the conditions specified in Section 3.1(b);

               (e) the consideration provided for in Sections 2.6(a) and 2.6(b); and

               (f) Such other instruments or documents as may be reasonably requested by Seller in connection with the transactions contemplated hereby.

         3.4. Deliveries by the Seller. Except with respect to the delivery specified in Section 3.4(g), which shall be delivered no later than October 31, 1997, at or prior to the Closing, the Seller shall deliver the following, which deliveries shall be a condition to the Buyer's obligation to close:

               (a) Wire transfer instructions of the Seller, Mark A. Egide and Stacy Egide;

               (b) A duly executed amendment to the Article of Incorporation of the Seller, and all terminations or amendments to the foreign qualifications, registrations, fictitious name, doing business and similar filings, registrations or certificates of the Seller deleting and removing any trademarks referred to in Section 1.1(b) hereof or any variation of such trademarks including, without limitation, the trademarks "San Francisco Soap Company" and "Avalon Natural Cosmetics," in each case in a form reasonably acceptable to Buyer and suitable for filing with each applicable Governmental Authority;

               (c) A bill of sale and assignment for the Purchased Assets in substantially the form of Exhibit D annexed hereto and made a part hereof;

               (d)  The Inventory Valuation Certificate;

               (e) Trademark, patent and copyrights assignments contemplated by this Agreement, in a form appropriate for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable;

               (f) Assignments of the Assumed Contracts and, in the case of each of the Supply Agreements (if any), each such assignment shall be countersigned and accepted by the manufacturer, supplier or vendor providing goods or services to the SFS Business under the applicable Supply Agreement;

               (g) Release letters from all creditors of the Seller identified on Schedule 3.4(g) for obligations relating to or effecting the SFS Business or all or any portion of the Purchased Assets, or other proof of payment reasonably satisfactory to the Buyer;

               (h) A certified copy of resolutions of the Board of Directors of the Seller and its shareholders providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

               (i) A certified copy of the Certificate of Incorporation and Bylaws of the Seller, each as amended as of the date of the Closing;

               (j) An opinion of Anderson, Zeigler, Disharoon, Gallagher & Gray, counsel to Seller, in substantially the form of Exhibit D-1 hereto;

               (k) A certificate, dated the Closing Date, substantially in the form of Exhibit E annexed hereto and made a part hereof, executed on behalf of the Seller by a duly authorized officer of the Seller, to the effect that the Seller has fulfilled the conditions specified in Section 3.1(b);

               (l) UCC-3 termination statements with respect to financing statements filed against the SFS Business or all or any portion of the Purchased Assets, together with any consents of lenders or other third parties required for the consummation of the transactions contemplated hereby; and

               (m) Such other instruments or documents as may be reasonably requested by Buyer in connection with the transactions contemplated hereby.

         3.5. Closing Agreements. At the Closing, the parties shall, as a condition to each party's obligations hereunder, execute, acknowledge and deliver such instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement and to comply with the terms hereof including, without limitation, the following:

               (a) Non-Competition and Non-Solicitation Agreements, duly executed by Seller and Mark and Stacey Egide (the "Principals") in favor of the Buyer, each in substantially the form of Exhibit F annexed hereto and made a part hereof (the "Non-Competition
     Agreements"); and

               (b) Consulting Agreements, duly executed by the Principals and the Buyer, each in substantially the form of Exhibit G annexed hereto and made a part hereof (the "Consulting
     Agreements").

               (c) A Transitional Services Agreement in respect of certain services to be provided by the Seller in substantially the form attached hereto as Exhibit H.

                                 ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES
                    OF THE SELLER AND THE SUBSIDIARIES
                    ----------------------------------

          The Seller represents, warrants and covenants to the Buyer as follows:

          4.1.  Organization and Qualification.

               (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority and legal right to own, operate and carry on its business as conducted including, without limitation, the SFS Business. The Seller is duly qualified to do business and is in good standing in every jurisdiction where the nature of its businesses require such qualification, except in such jurisdictions where the failure to so qualify would not have a material adverse effect on the business, revenues, financial condition, properties, assets or prospects of the SFS Business (a "Material Adverse Effect"). Each jurisdiction where the Seller is so qualified to conduct the SFS Business is listed in Section 4.1(a) of the Disclosure Schedule.

               (b) The Seller has delivered to the Buyer complete and correct copies of the Seller's Articles of Incorporation and By-laws, each as amended as of and through the date hereof and as of and on the Closing Date.

         4.2. Authorization. The Seller has full corporate power, authority and legal right to execute and deliver and to perform its obligations under this Agreement, the Non-Competition Agreement of the Seller, and all other agreements, documents, certificates and other instruments contemplated hereby or required herein to which Seller is a party or by which Seller's assets or properties are bound (the "Seller Related Agreements"). The execution and delivery of this Agreement and the Seller Related Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all requisite action, including, without limitation, by its Board of Directors and stockholders. No other action on the part of the Seller is necessary to authorize the execution and delivery of this Agreement or the Seller Related Agreements, or the performance of the Seller's obligations hereunder and thereunder. This Agreement and the Seller Related Agreements have been or will be duly and validly executed and delivered by the Seller and constitute or will constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

         4.3. No Violation. Neither the execution and delivery of this Agreement and the Seller Related Agreements by the Seller nor the performance by the Seller of its obligations hereunder or thereunder will:

               (a) Violate or result in any breach of any provision of the Articles of Incorporation and By-laws of the Seller, each as amended;

               (b) Except as reflected on Section 4.3(b) of the Disclosure Schedule, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both), or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (each, an "Encumbrance") upon any of the Purchased Assets or the SFS Business, under or pursuant to any contract, agreement or arrangement, whether oral or in writing, to which the SFS Business, all or any portion of the Purchased Assets, the Seller or the Seller's assets or properties is bound; or

               (c) Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or Governmental Authority applicable to the SFS Business, the Purchased Assets, the Seller or the Seller's properties or assets.

         4.4. Consents and Approvals. Other than the consents and approvals of or filings or registrations listed on Section 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority, or any other person or entity, whether under applicable law, order, statute, rule or regulation, foreign or domestic, or under any contract, agreement or arrangement, whether oral or in writing, is necessary for the execution and delivery of this Agreement and the Seller Related Agreements, the consummation of the purchase and sale of the SFS Business and the Purchased Assets, or to enable the Buyer to continue to conduct the SFS Business and own, use and operate the Purchased Assets after the Closing in a manner which is consistent with that in which the SFS Business and the Purchased Assets is presently conducted, owned, used and operated, as applicable.

         4.5. Financial Statements. The Seller has delivered to the Buyer copies of the audited balance sheet and statements of income, shareholders equity and cash flows of the Seller as and for the fiscal years ended March 31, 1997, the three month stub period ended March 31, 1996, and the calendar years ended December 31, 1995 and 1994 (the "Year-End Financials"), and the unaudited balance sheet of the Seller as of June 30, 1997

 (the "Interim Balance Sheet" and, together with the Year-End Financials, the "Financial Statements"). Such Financial Statements, including, without limitation, the notes thereto, are true and correct in all respects, and have been prepared in accordance with GAAP consistently followed throughout the periods indicated. The Seller has delivered to the Buyer internally generated sales reports for the SFS Business, which reports have been prepared in the ordinary course of Seller's business from the Seller's books and records, and represent actual, bona fide transactions, and accurately reflect the sales of the SFS Business for the periods indicated.

         4.6. Absence of Undisclosed Liabilities. As of the date hereof and the Closing Date, the SFS Business has no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due), and no loss contingency, except as reflected on the Financial Statements, which would be required to be included in any financial statement in accordance with GAAP, consistently applied with prior periods, and the Seller has no knowledge of any valid basis for the assertion of any of the foregoing.

         4.7.  Inventory.

               (a) All finished goods in Inventory and that shall be reflected on the Inventory Valuation Certificate are (i) of good and merchantable quality, saleable and usable in the ordinary course of business (including the packaging thereof) and, without limiting the generality of the foregoing, are not obsolete, (ii) in conformity with all applicable warranties and guaranties made by the Seller or the SFS Business, and (iii) at levels not in excess of more than a six month supply per SKU based on past practice, and not excessive in relation to the circumstances of the SFS Business and in accordance with past inventory stocking practices of the SFS Business. There will be sufficient finished goods of each category of Product for the continuation of sales of the Products in the ordinary course by Buyer for the three (3) month period following the Closing Date, based on Seller's experience in the past year (and without interruption other than minor interruptions consistent with Seller's past experience).

               (b) The SFS Business does not have any open orders with respect to which it has been prepaid, in whole or in part, or has received deposits or other advances.

               (c) The "standard cost value" for a Product is the anticipated average cost of raw materials for such Product plus direct labor costs associated with the manufacture of the Product plus a fixed overhead allocation as shown on Schedule 4.7(c) of the Disclosure Schedule. Inventory shall be valued based on the "standard cost value" applicable to said Inventory at the time of its manufacture

     (e.g., Inventory manufactured in 1995 shall be valued based on standard cost values in effect in 1995).

         4.8.  Absence of Certain Changes.  Except as disclosed in
 Section 4.8 of the Disclosure Schedule, since the date of the Interim Balance Sheet, the Seller has conducted the SFS Business only in the ordinary and usual course and, without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, there has not been:

               (a) Any event, change or condition of any character in or on the business, properties, assets, financial condition, results of operations or prospects of the SFS Business or the Seller as a whole which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (b) Any sale, lease, license, Encumbrance or other transfer or disposition of any material assets or properties of the SFS Business (either singly or in the aggregate);

               (c) Any entry into any agreement not terminable at will or having an aggregate value in excess of $50,000 relating to the SFS Business;

               (d) Any material change in the sales practices of the sales force of the SFS Business, including without limitation, attempts by the sales force to cause customers to accelerate purchases;

               (e) Any material damage, destruction or loss to the Purchased Assets, whether or not covered by insurance, which may have a Material Adverse Effect;

               (f) Any material change by the Seller in its financial or tax accounting principles or methods;

               (g) Any amendment or termination of any of the Assumed Contracts; or

               (h) Any failure by the Seller to take all reasonable efforts, consistent with past practices of the Seller, to preserve the goodwill of the SFS Business with suppliers, customers and others with which the SFS Business has business relationships.

         4.9.  Title to Assets; Condition of Property.

               (a) Except as reflected in Section 4.9(a) of the Disclosure Schedule, the Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances. Except as set forth in
     Section 4.9(a) of the Disclosure Schedule, the Purchased Assets constitute all of the material assets employed in the conduct of the SFS Business and all of the assets necessary to permit the Buyer to conduct the SFS Business consistent with prior practices and as heretofore conducted by the Seller, from and after the Closing.

               (b) All of the properties and assets used in the conduct of the SFS Business are in good operating condition and repair in accordance with industry practice (subject only to ordinary wear and tear arising out of the use for which such properties and assets were designed) and sufficient for the conduct of the normal operations of the SFS Business as presently conducted.

         4.10.  Contracts.

                (a) Section 1.1(b) and Section 1.1(k) of the Disclosure Schedule sets forth a list of all of the Assumed Contracts. Except as disclosed in Section 4.10(a) of the Disclosure Schedule, the Assumed Contracts, individually or as a group, are all of the oral or written contracts or agreements material to the conduct of the SFS Business.

                (b) The Seller is not in default with respect to any obligation to be performed under any of the Assumed Contracts.

                (c) The Seller has no knowledge of any default by any third party under any Assumed Contract, nor is the Seller aware of any fact, condition or event, including, without limitation, the execution, delivery and performance of this Agreement, that may cause a default by any third party or may cause any third party to terminate any Assumed Contracts. There exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default by the Seller or, to Seller's knowledge, any third party under any Assumed Contract, the result of which could have a Material Adverse Effect.

                (d) Except as set forth in Section 4.10(d) of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any of the Assumed Contracts, or under any other oral or written agreement of the Seller or the SFS Business, as a result of or in connection with the execution, delivery or performance of this Agreement and the Seller's Related Agreements and the consummation of the transactions contemplated hereby and thereby and such Assumed Contracts shall continue in full force and effect following the consummation of the transactions contemplated hereby and thereby.

         4.11. Employee Retirement Income Security Act of 1974 and Other Employment Matters.

                (a) Except as otherwise disclosed on Section 4.11(a) of the Disclosure Schedule, the Seller has not established, and does not maintain or contribute to, or has any obligation to contribute to, or has any liability with respect to, any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance or vacation, plan, program, arrangement, agreement or commitment relating to or affecting (or which may affect) the SFS Business or the Purchased Assets, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually, an "Employee Plan", and collectively, the "Employee Plans").

                (b) All obligations of the Seller, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any Governmental Authority or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation or Social Security benefits (or similar benefits under foreign laws, rules and regulations), or for vacation or holiday pay, overtime, bonuses and other forms of compensation, relating to or affecting (or which may affect) the SFS Business or the Purchased Assets, which are payable to its directors, officers, employees or agents, have been paid when due.

                (c) There is no petition, charge, claim or other complaint against the Seller pending before the National Labor Relations Board or any comparable organization, domestic or foreign, including, without limitation, any such claims brought by any workers' counsel or trade union relating to or affecting (or which may affect) the SFS Business or the Purchased Assets.

                (d) There is no labor strike, formal dispute, formal grievance, lockout or work stoppage pending or threatened against the Seller relating to or affecting (or which may affect) the SFS Business or the Purchased Assets.

         4.12.  Environmental Matters.

                (a) The Seller has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Substances (as hereafter defined) in connection with the operation of the SFS Business. Except as disclosed in Section 4.12 of the Disclosure Schedule, no Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property used in connection with the SFS Business. No activity has been undertaken by Seller on real property used in connection with the SFS Business that caused or contributed to or could cause or contribute to: (i) such property being deemed a treatment, storage or disposal facility within the meaning of the Resource Conservation and Recovery Act ("RCRA") or any similar state law or local ordinance; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, the Clean Air Act, as amended, or any similar federal or state law or local ordinance.

                (b) Except as disclosed in Section 4.12 of the Disclosure Schedule, the Seller has no notice of any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to any real property used in connection with the SFS Business alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, and none of such real property is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

                (c) Except as set forth in Section 4.12 of the Disclosure Schedule, there are no environmental reports, studies, analyses or similar items regarding any real property used in connection with the SFS Business.

                (d) Except as set forth in Section 4.12 of the Disclosure Schedule, to the Seller's knowledge, the Seller is, and always has been, in compliance with all Environmental Laws in connection with the operation of the SFS Business.

                (e)  "Environmental Laws" means:

                     (i) The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act and/or the Solid Waste Disposal Act, as amended by RCRA and/or the Toxic Substances Control Act and/or the Federal Insecticide, Fungicide and Rodenticide Act and/or the Clean Air Act and/or the Federal Water Pollution Control Act and/or the Safe Drinking Water Act including any amendments or extensions thereof; and

                     (ii)  All applicable present statutes, laws,
          regulations, rules, ordinances, codes, licenses, permits, guidelines, standards, orders, requirements, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Authorities, and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to pollution and/or the protection of human health and/or the environment, including, without limitation those pertaining to reporting, licensing, permitting, investigating, and remediating emissions, discharges, releases, or threatened releases of Hazardous Substances, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, generation, treatment, removal, storage, disposal, transport, or handling of Hazardous Substances, whether solid, liquid or gaseous in nature.

                (f) "Hazardous Substances" shall means: (i) any petroleum or petroleum products, flammable explosives, radioactive material, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (ii) any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," ''extremely hazardous wastes,'' "restricted hazardous wastes,'' toxic substances," "toxic pollutants'' or words of similar import, under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority.

         4.13.  Compliance with Applicable Laws; Permits and Licenses.

                (a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, to the Seller's knowledge, the Seller holds, and at all relevant times has held, all licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the SFS Business, and the SFS Business is not being and has not been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other authorization or approval of any court or any Governmental Authority.

                (b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, the Seller has no knowledge or notice of any failure by the Seller to comply with any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other authorization or approval of any court or any Governmental Authority applicable to the SFS Business.

                (c) Section 4.13(c) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations known by Seller to be necessary for the lawful conduct of the SFS Business.

         4.14. Brokers' Fees and Commissions. Except for a fee payable to Credit Lyonnais, which is the sole responsibility of the Seller, neither the Seller nor its affiliates nor any of their respective directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

         4.15.  Proprietary Rights.

                (a)  Set forth in Section 4.15(a) of the Disclosure
     Schedule is a list of all patents, copyrights, trademarks and trade names included in the Purchased Assets (hereinafter referred to as the "Proprietary Rights"), and whether any Registrations have been obtained or applied for in respect of such Proprietary Rights. All Registrations of the Proprietary Rights are current and in good standing, none have lapsed, been terminated, abandoned or forfeited, and no renewal or expiration of any such Registration is scheduled to occur at any time within the next six (6) months. The Seller is the sole and exclusive owner of the Proprietary Rights, and has the sole and exclusive right to use, license, sublicense, assign or sell the Proprietary Rights without liability to, or consent of, any person or entity.

                (b) The use of the Proprietary Rights does not infringe upon the rights of any person or entity, whether or not registered, patented or copyrighted. The Seller has not received any notice of a claim of such infringement nor were any such claims the subject of any action, suit or proceeding involving the Seller.

                (c) The Seller has no knowledge of any infringement or improper use by any person or entity of the Proprietary Rights, nor has the Seller or any affiliate instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by any person or entity.

                (d) There are no licenses, sublicenses or agreements relating to (i) the use by any person or entity of the Proprietary Rights or (ii) the use by the Seller of the Proprietary Rights, and there is no prior right of any person or entity or other impediment which would invalidate or adversely affect all or any portion of the Proprietary Rights in any jurisdiction.

                (e)  Set forth in Section 4.15(e) of the Disclosure
     Schedule is a true and complete list of the current formulations and product methodologies for all Products of the SFS Business.

         4.16. Computer Software. Section 4.16 of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the "Computer Systems") that are material to the conduct of the SFS Business, (ii) whether such Computer Systems are owned or licensed by the Seller and, (iii) if licensed, the name of such licensor. The
 Seller has all legal right to use the Computer Systems as they are currently being used. The use of the Computer Systems does not infringe upon the rights of any other person or entity, nor has the Seller received any notice of a claim of such infringement. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the Computer Systems by the Seller or any other person or entity.

         4.17. Regulatory Reports. To the Seller's knowledge, the Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file in respect of the SFS Business or any Product of the SFS Business in the last five (5) year period with any court or Governmental Authority, and has paid all fees or assessments due and payable in connection therewith. No court or Governmental Authority has initiated any proceeding or investigation into the business or operations of the SFS Business, nor has the Seller initiated any such proceeding. There is no unresolved violation, criticism or exception by any court or Governmental Authority with respect to any report or statement relating to an examination of the SFS Business or any Product thereof.

         4.18. Agreements with Governmental Authorities. Except as set forth in Section 4.18 of the Disclosure Schedule, the Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any court or Governmental Authority relating to or affecting (or which may affect) the SFS Business or any Product thereof.

         4.19.  Customers and Suppliers of the Seller; Promotions.

               (a) Section 4.19(a) of the Disclosure Schedule contains an accurate and complete list of the twenty largest customers of the SFS Business based on sales volume in the twelve-month period ended March 31, 1997 (the "Key Customers"). Except as set forth in Section 4.19(a) of the Disclosure Schedule, the Seller's relationship with the Key Customers is good and the Seller is not aware of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated hereby) which would adversely affect the relationship of the Seller with its Customers.

                (b) The Seller has not received any notice from or is otherwise unaware of any curtailment or intended price increase by any material supplier, manufacturer or vendor of the SFS Business, or the curtailment of any material amount of services or supplies or other proposed action which could have a Material Adverse Affect. The Seller's relationship with Kappus GmbH & Co. is good and the Seller is not aware of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated hereby) which would adversely affect the relationship of Buyer with such supplier.

                (c) Trade and Consumer Promotions. Set forth on Section 4.19(c) of the Disclosure Schedule is a detailed description of all trade and consumer promotions that are now in effect or have been in effect at any time in the past twenty-four months, including, without limitation, coupons, rebate and similar programs, two-for-one/buy one get one free and similar offers, and co-op advertising programs.

         4.20. Representatives. Section 4.20 identifies the sales representatives of the SFS Business. All sales representatives of the SFS Business can be terminated without penalty or liability on thirty
 (30) days' notice. Except as set forth on such Section 4.20, the SFS Business does not and has not engaged any representatives or sales agents, other than as employees of the SFS Business, authorized to sell Products or promote services of the SFS Business.

         4.21.  Products and Product Warranty.

                (a) All Products of the SFS Business manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the SFS Business have been in conformity with all applicable contractual commitments and all express or implied warranties. No liability exists, and no liability is anticipated to arise for damages in connection with such sales or deliveries. Section 4.21(a) of the Disclosure Schedule sets forth an accurate, correct and complete statement of all written warranties and warranty policies of the SFS Business and its Products. All warranties are in conformity with the labeling and other requirements of applicable laws. The Product warranty and return experience of the SFS Business for the three (3) years ended as of the date hereof is set forth in Section 4.21 of the Disclosure Schedule.

                (b) The Products set forth on Exhibit A annexed hereto constitute all products of the SFS Business whether now existing, under development or discontinued at any time within thirty-six months prior to the date hereof.

         4.22. Product Liability. Section 4.22 of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any Product of the SFS Business manufactured or sold prior to the date hereof and the Closing Date. All such claims are or will be fully covered by product liability insurance or otherwise provided for and the Seller shall properly satisfy and discharge all such claims. There have been no recalls, and none are threatened or pending, and no report has been filed or is required to have been filed with respect to any Products of the SFS Business under any applicable law, rule or regulation. To the knowledge of the Seller, no circumstances exist affecting the safety of the Products of the SFS Business which would result in any reporting obligations to any Governmental Authority or any other person or entity or could result in a claim against Buyer after the Closing.

         4.23.  Taxes.

                (a) Except as set forth in Section 4.23 of the Disclosure Schedule, the Seller has:

                     (i) Timely filed or caused to be filed with each applicable Governmental Authority all federal, state, local and foreign returns (the "Tax Returns") for Taxes (as hereinafter defined) required to be filed by the Seller or the SFS Business (including, without limitation, estimated Tax Returns, employer's withholding Tax Returns, other withholding Tax Returns and Federal Unemployment Tax Returns);

                     (ii) Made available to the Buyer complete and accurate copies of such Tax Returns; and

                     (iii) Paid or caused to be paid, or have made adequate provision or set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods for which such Tax Returns are due.

                (b) The Seller is not a party to any Action or Proceeding pending or threatened for the assessment or collection of Taxes in respect of the SFS Business, nor has any claim or assessment for collection of any such Taxes been asserted against the Seller or the SFS Business, and there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination the effect of which could have a Material Adverse Effect. No claim by any taxing department or authority is pending in any jurisdiction where the Seller does not file Tax Returns to the effect that the Seller's conduct of the SFS Business is or may be subject to taxation by that jurisdiction.

                (c) For the purposes of this Agreement, the term "Tax" or "Taxes" shall include all taxes, charges, withholdings, fees, levies, deficiencies, penalties, fines, additions, interest or other assessments imposed by federal, state or local, and any foreign or other taxing Governmental Authority including, but not limited to, those related to income, franchise, gross receipts, gross income, sales, use, excise, gains, value added, occupation, unemployment, withholding, workers' compensation, services, leasing, valuation, transfer, license or customs duties.

         4.24. Insurance. Section 4.24 of the Disclosure Schedule sets forth an accurate, correct and complete list and summary description (including the name of the insurer, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for Taxes (collectively the "Insurance Policies"), maintained by the Seller with respect to the SFS Business, the Purchased Assets or in which the SFS Business is a named insured. All of the Insurance Policies have been issued under valid policies or binders, and all such Insurance Policies or binders are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations and assets similar to those of the SFS Business. All of the Insurance Policies are currently valid, issued, outstanding and enforceable and each of the Insurance Policies shall remain in full force and effect at least through the respective expiration dates set forth in Section 4.24 of the Disclosure Schedule. If the Seller receives, prior to the Closing Date, any notice of cancellation or other termination of any such Insurance Policies, the Seller shall replace or cause to be replaced such Insurance Policies with policies of insurance providing substantially the same coverage not later than a date prior to the effective date of any such cancellation or other termination.

         4.25.  Powers of Attorney; Guaranties.  Except as set forth in
 Section 4.25(a) of the Disclosure Schedule, the Seller has no power of attorney, revocable or irrevocable, which remains outstanding as of the date hereof or will be outstanding as of the Closing Date, and was given by the Seller to any person, firm organization, or other entity for any purpose whatsoever, nor does there exist any obligation or liability on the part of the Seller, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any person, firm, organization or other entity. Section 4.25(a) of the Disclosure Schedule contains an accurate and complete list of the powers of attorney, revocable or irrevocable, which have been granted to the Seller and which remain effective as of the date hereof or which will be granted or be effective as of the Closing Date.

         4.26. Litigation. Except as set forth in Section 4.26 of the Disclosure Schedule, there is no action, proceeding or investigation pending or threatened against the Seller, its affiliates, the SFS Business or the Purchased Assets, before any court, arbitrator or administrative or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, Governmental Authority outstanding against, and unsatisfied by the Seller relating to the SFS Business or the Purchased Assets, nor does the Seller know of any fact, event or condition which could reasonably be expected to serve as a basis for the assertion of any such action or proceeding.

         4.27 Transactions with Insiders. Except with respect to (a) the ownership by Seller or an Insider (as hereafter defined) of real property used in connection with the SFS Business, and (b) the Seller's Tisserand and Beauty Without Cruelty businesses, , no Insider: (i) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, manufacturer, supplier or advertiser of the SFS Business, or otherwise has a business relationship with the Seller or its affiliates; (ii) has pending or threatened any action, proceeding or investigation against or owes any amount to, or is owed any amount by, the Seller, other than for amounts accrued in the ordinary course of employment; (iii) has any interest in or owns any property or right used in the conduct of the SFS Business; (iv) has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of the Seller, which loans, debts or guarantees are now outstanding or will be outstanding on the Closing Date; or (v) is a party to any Assumed Contract. The term "Insider" shall mean the Seller or any director, officer, or shareholder of the Seller, or any partner or member of the immediate family of any of the foregoing.

         4.28. Absence of Questionable Payments. Neither the Seller or its affiliates nor any of their respective directors, officers, shareholders, or, to Seller's knowledge, their employees or agents or any other person or entity acting on their behalf (i) has made any unlawful political contributions, (ii) has received any payments, services or gratuities which were not legal to receive or which the Seller or such persons or entities should have known were not legal for the payor or the provider to make or provide, or (iii) has made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting the Seller in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations or in clearing the shipment of goods through customs in any country, which in each case, has affected or may affect the SFS Business or the Purchased Assets.

         4.29. Non-Compete Agreements. No agreement, understanding or arrangement, whether oral or written, restricts the ability of the Seller to own, possess or use the Purchased Assets or conduct the SFS Business in any geographic area or region, or to compete against any person or entity.

         4.30. Disclosure. No representation or warranty as to the Seller, any affiliate of the Seller, the Purchased Assets or the SFS Business contained in this

 Agreement and no statement contained in the Disclosure Schedule or any document, instrument or agreement delivered by the Seller pursuant hereto or in connection herewith contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statement herein or therein not misleading.

         4.31. Knowledge of the Seller, Etc. To the extent that the Seller represents and warrants to have had knowledge or belief as to any event, fact, condition or other matter set forth in this Agreement, "knowledge" or "belief" (or similar words) shall mean the knowledge or belief of the directors of the Seller, and the officers of the Seller employed in the SFS Business.

         4.32. Copies of Documents. The Seller has caused to be made available for inspection and copying by the Buyer and its advisers true, complete and correct copies of all documents referred to in any Section of the Disclosure Schedule.

                                 ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF THE BUYER
                -------------------------------------------

          The Buyer represents, warrants and covenants to the Seller as follows:

         5.1.  Organization and Qualification.

               (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its organization, with all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except in such jurisdictions wherein the failure to so qualify would not have a material adverse effect on the respective business, revenues, financial condition, properties, assets or prospects of the Buyer and its subsidiaries, taken as a whole.

               (b) The Buyer has delivered to the Seller complete and correct copies of the Buyer's Certificate of Incorporation and By-laws, each as amended as of and on the date hereof and as of and on the Closing Date.

         5.2. Authorization. The Buyer has full corporate power, authority and legal right to execute and deliver and to perform its obligations under this Agreement and all other agreements, documents, certificates and other instruments contemplated hereby or required herein to which Buyer is a party or by which Buyer's assets or properties are bound (the "Buyer Related Agreements"). The execution and delivery of this Agreement and the Buyer Related Agreements by the Buyer and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all requisite action including, without limitation, by its Board of Directors. No other action on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement or the Buyer Related Agreements, or the performance of the Buyer's obligations hereunder and thereunder. This Agreement and the Buyer Related Agreements have been or will be duly and validly executed and delivered by the Buyer and constitute or will constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally.

         5.3. No Violation. Neither the execution and delivery of this Agreement and the Buyer Related Agreements by the Buyer, nor the performance by the Buyer of its obligations hereunder and thereunder, will:

               (a) Violate or result in any material breach of any provision of the Certificate of Incorporation or By-laws of the Buyer;

               (b) Violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Buyer or its properties or assets which, any case, could reasonably be expected to have a material adverse effect on the business, revenues, financial condition, results of operations, properties, assets or prospects of the Buyer.

               (c) Violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both), or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever, which in any such case could have a material adverse impact on the ability of the Purchaser to perform this Agreement, the Non-Competition Agreement or the Consulting Agreement.

         5.4. Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent or approval of any person or entity or any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated hereby and under the Buyer Related Agreements.

         5.5. Broker's Fees and Commissions. Neither the Buyer nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no such fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

         5.6. Disclosure. No representation or warranty as to the Buyer contained in this Agreement and no statement made by the Buyer in the Disclosure Schedule contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statement herein or therein not misleading.

         5.7. Financial Statement. The Buyer has delivered to the Seller copies of its audited financial statements for the year ended December 31, 1997 as contained in its Annual Report filed with the Securities and Exchange Commission. Such financial statements, including, without limitation, the notes thereto, are true and correct in all respects, have been prepared in accordance with GAAP consistently followed throughout the periods indicated.

                                 ARTICLE VI.

                           COVENANTS OF THE SELLER
                           -----------------------

          The Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements:

         6.1. Interim Conduct of SFS Business. From the date hereof until the Closing, the Seller shall preserve, protect and maintain the SFS Business and the Purchased Assets, and shall operate the SFS Business consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by the Buyer, the Seller shall, with respect to the SFS Business:

               (a) Maintain the properties of the SFS Business and Purchased Assets in good repair, order and condition, reasonable wear and tear excepted;

               (b) Maintain and keep in full force and effect all insurance on the Purchased Assets, all liability and other casualty insurance, and all bonds on personnel, presently carried;

               (c) Preserve intact the organization and reputation of the SFS Business and the good will of suppliers, manufacturers, vendors, customers and others having business relationships with the SFS Business;

               (d) Not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of all or any portion of the Purchased Assets, other than in the ordinary course of business;

               (e) Not amend the [certificate of incorporation or bylaws] of the Seller;

               (f) Not waive any rights nor forgive any debts or claims, other than in the ordinary course of business;

               (g) Continue to meet the contractual obligation of, and to pay obligations relating to, the Purchased Assets and the SFS Business as they mature in normal course, consistent with past practice, including accounts payable and all other liabilities and obligations related to the SFS Business in a manner consistent with past practices; and

               (i) Not take any action that would be required to be disclosed under the terms of Section 4.8.

          The Seller shall promptly notify the Buyer of any material change in the normal course of business or prospects of the SFS Business and shall keep the Buyer fully informed of such events.

         6.2. Cooperation; Access. From the date hereof through the Closing Date, the Seller shall cooperate fully in assisting the Buyer in the planning and implementation of a transitional plan for the transfer of the SFS Business. Without limiting the foregoing, Seller shall afford to representatives of the Buyer reasonable access to offices, plants, properties, books and records of the SFS Business in order that the Buyer may have full opportunity to make such investigations as it desires with respect to the SFS Business and the Purchased Assets.

         6.3. Use of Name. For a period of eighteen (18) months from the Closing Date, the Buyer shall permit the Seller to use any tradename, trademark or logo constituting a part of the Purchased Assets, and the Seller shall permit the Buyer to use any tradename, trademark or logo constituting a part of the Excluded Assets, on such items as packaging materials, invoices, sales brochures, etc.; provided, however, that neither party shall order any new packaging after the date hereof which bears any of the other party's tradenames, trademarks or logos; and provided further that neither party shall acquire any interest in the other party's logos, tradenames and trademarks. In addition, nothing herein shall restrict the continued existence in the wholesale or retail marketplace of products bearing such other logos, tradenames or trademarks after the expiration of eighteen (18) months following the Closing Date.

         6.4. Transfer of Inventory. Except with respect to the Inventory purchased by Buyer in accordance with Section 8.5 hereof, title to the Purchased Assets shall pass to Buyer effective as of the Effective Time. Seller will retain custody of the tangible Purchased Assets as a bailee until delivered to Buyer in accordance herewith. Buyer agrees to make prompt arrangements for the transfer of physical possession of tangible assets to Buyer, by arranging for pick up by common carrier or other agent of the Buyer, FOB point of transfer.

         6.5. Confidentiality. After the Closing, the Seller shall not use, publish or disclose to any person or entity (other than the Seller's attorneys, accountants, or other financial or tax advisers, who shall be held to the same confidentiality obligations set forth herein) any confidential or proprietary information comprising part of the Purchased Assets or relating to the SFS Business; provided, however, that the foregoing restrictions shall not apply to information: (i) that is necessary to enforce its rights under or defend against a claim asserted under this or any other agreement with the Buyer or any agreement with a third party, (ii) that is necessary or appropriate to disclose to any regulatory authority or governmental agency having jurisdiction over the Seller or as otherwise required by law or (iii) that becomes generally known other than through a breach of this Agreement by Seller. The Seller acknowledges that there is not an adequate remedy at law for the breach of this Section 6.5 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

         6.6. Best Efforts. The Seller shall use its best efforts to consummate the transactions contemplated by this Agreement.

         6.7. Further Assurances. Following the Closing, the Seller shall take all actions reasonably requested by the Buyer to confirm, facilitate or perfect the transfer of the Purchased Assets.

                                 ARTICLE VII.

                            COVENANTS OF THE BUYER
                            ----------------------

         The Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

         7.1. Best Efforts. The Buyer shall use its best efforts to consummate the transactions contemplated by this Agreement.

         7.2. Further Assurances. Following the Closing, the Buyer shall take all actions reasonably requested by the Seller to confirm, facilitate or perfect the transfer of the Purchased Assets.

                                 ARTICLE VIII.

                               MUTUAL COVENANTS
                               ----------------

         8.1. Bulk Sales Act. The Seller and the Buyer hereby waive compliance with any applicable bulk sales act governing the purchase and sale of the Purchased Assets and the Seller agrees to indemnify the Buyer against any and all Losses (as hereinafter defined) associated therewith.

         8.2.  Trade and Consumer Promotions.

               (a) The Seller shall promptly discharge and honor all commitments and obligations with respect to trade promotions, refunds and similar promotional campaigns arising out of any sales of Products of the SFS Business prior to or on the Closing Date as well as any consumer coupons or similar items that were issued or distributed by the Seller prior to the Closing Date.

               (b) The Buyer shall promptly discharge and honor all commitments and obligations with respect to trade promotions, refunds and similar promotional campaigns arising out of any sales of Products of the SFS Business after the Closing Date as well as any consumer coupons or similar items that will be issued or distributed by the Buyer after the Closing Date.

         8.3.  Trade Returns.

               (a)  Standard Inventory:

               (i) For a period of three (3) months after the Closing Date, returns of standard inventory (i.e., merchandise other than the holiday merchandise referred to in 8.3(b), below) to Seller from the trade will be accepted by Seller in accordance with its usual trade practices. Seller shall credit such returns against the related accounts receivable, and shall ship the returned goods to the Buyer. If, during such three (3) month period, returns from the trade are made to Buyer, Buyer may accept such returns in accordance with its usual trade practices. Buyer shall notify Seller of such returns, and Seller shall credit such returns against the related accounts receivable.

               (ii) In the event that there is no outstanding accounts receivable against which to credit a return as specified in Sections 8.2(a), then Seller shall promptly pay to the Buyer the dollar amount represented by the return, and Buyer shall be responsible thereafter for the refund or credit due to the customer.

               (iii) Buyer agrees that it will purchase from Seller returns from the trade credited as described in Section 8.2(a)(i), above, at the 1997 standard cost value; provided, however, that Buyer shall have no obligation to purchase such goods unless (i) in full cases; (ii) in saleable condition in the ordinary course of business in Buyer's reasonable judgment; and (iii) not in excess of Buyer's reasonable trade requirements.

               (b) Holiday Merchandise: Returns of 1997 Holiday Gift Sets (as identified by SKU on the attached Schedule 8.3(b)) received between January 1, 1998 and March 31, 1998 from the trade will be accepted by Buyer in accordance with its usual trade practices. The Seller and the Buyer agree that they will share financial responsibility for such returns based on their relative sales of individual SKUs during the period from July 1, 1997 through December
     31, 1997 to the customer making the return.    By way of examples:
     (i) if all shipments of a particular SKU to Customer X occurred prior to the Closing, Seller shall bear all financial responsibility for returns of such products and shall either credit that amount to the related outstanding account receivable or reimburse Buyer that amount for any credit or reimbursement made by Buyer in respect of such returns; (ii) if one third of shipments of a particular SKU to Customer Y occurred prior to the Closing and the balance after the Closing, Seller shall bear one-third of the financial responsibility for returns of such products and shall either credit that amount to the related accounts receivable or reimburse Buyer that amount for any credit or reimbursement made by Buyer in respect of such returns; and (iii) if all shipments of a particular SKU to Customer Z occurred after the Closing, Buyer shall bear all financial responsibility for such returns. The Seller shall pay any amounts owing to Buyer hereunder within thirty days of receipt of an Officer's Certificate from Buyer detailing such returns and sales, together with reasonable substantiation thereof.

         8.4. Consumer Returns. For a period of three (3) months from the Closing Date, Seller shall promptly respond to any consumer complaints and reimburse consumers for returns of finished goods, in accordance with Seller's current policies, and send copies of any correspondence relating thereto to Buyer. After such period, Seller shall refer any such complaints or returns to Buyer, and Buyer shall be responsible for responding thereto. Nothing herein shall cause Buyer to be liable in respect of such consumer complaints except as specifically provided herein.

         8.5. Interim Sales of Inventory. The parties agree that the Buyer may place orders with the Seller for purchases of Inventory prior to the Closing in order that Buyer may continue the Business without
 interruption.   All such inventory shall be priced at the standard cost
 value as though such inventory was part of the Purchased Assets.  The

 Seller agrees to promptly ship such orders to such location as shall be designated by the Buyer. Buyer agrees to be responsible for freight and insurance in respect of such orders.

                                 ARTICLE IX.

                       SURVIVAL AND INDEMNIFICATION
                       ----------------------------

         9.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement, and in any certificate, schedule, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be in all cases deemed to have been relied upon by the parties hereto, and shall survive the Closing for a period of three (3) years, except that (i) the representations and warranties set forth in (ii) Section 4.9(a) (Title to Assets), Section 4.11 (ERISA), Section 4.12 (Environmental) and
 Section 4.23 (Taxes) and (ii) the indemnification obligations in respect of the Excluded Liabilities, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this
 Article IX shall survive with respect to any claims made within the applicable survival period until finally resolved or judicially determined, including any appeal thereof. The representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by any person acting on behalf of any such party.

         9.2. Indemnification of the Buyer. From and after the Closing, the Seller agrees to indemnify, defend and save the Buyer and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a "Buyer Indemnified Party"), harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses") sustained or incurred by such Buyer Indemnified Party relating to, caused by or resulting from:

               (a) Any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller contained herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto or any covenant or agreement made by the Seller herein or in any certificate, schedule, document or other writing delivered by the Seller pursuant hereto;

               (b) Any liability of the Buyer for causes of action arising in connection with the SFS Business, the Purchased Assets or the Assumed Liabilities based, in whole or in part, upon actions or omissions which occurred prior to the Closing, or relating to the period prior to the Closing;

               (c)  The Excluded Liabilities; and

               (d) The non-compliance of Seller with the provisions of any applicable bulk sales act governing the purchase and sale of the Purchased Assets.

         9.3. Indemnification of the Seller. From and after the Closing, the Buyer agrees to indemnify, defend and save the Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a "Seller Indemnified Party") harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by such Seller Indemnified Party relating to, caused by or resulting from any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Buyer contained herein or in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto, any covenant or agreement made by the Buyer in any certificate, schedule, document or other writing delivered by the Buyer pursuant hereto, or any liability of the Seller for causes of action arising in connection with the SFS Business, the Purchased Assets or the Assumed Liabilities based upon actions or omissions which occurred following to the Closing, or relating to the period following the Closing.

         9.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

               (a) In the event that subsequent to the Closing any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action, suit or proceeding by any person or entity which is not a party to this Agreement (including, without limitation, any Governmental Authority) (a "Third Party Claim") against such Indemnified Party, with respect to which the Buyer or the Seller (the "Indemnifying Party"), as the case may be, are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "Third Party Indemnification Notice"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of a Third Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to reasonably approve the defense counsel representing the Indemnifying Party, which approval shall not be unreasonably withheld, and in the event that the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's reasonable approval in accordance with the terms hereof.

               (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by
     Section 9.4(a) hereof, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and shall be deemed given in the absence of providing the Indemnified Party with a written response within ten (10) days of any request therefor. If the Indemnified Party fails to diligently defend such claim with counsel reasonably satisfactory to the Indemnifying Party, or settles any such claim without the Indemnifying Party's prior written consent or otherwise breaches this Article IX, the Indemnified Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such claim.

               (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 9.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least five (5) days' prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the "Settlement Notice"). If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus costs and expenses paid or incurred by the Indemnified Party up to the point through the date of such Settlement Notice. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article IX with respect to such Third Party Claim.

               (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. Such indemnification shall be required to be made no later than the tenth (10th) day following the expiration of any period in which an appeal may be taken, and shall be satisfied by payment of the amount thereof in cash.

         9.5. Failure to Give Timely Third Party Indemnification Notice. Any failure by an Indemnified Party to give a timely, complete or accurate Third Party Indemnification Notice as provided in this Article IX will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise adversely affected or damaged as a result of such failure to give a timely, complete and accurate Third
 Party Indemnification Notice.

         9.6. Notice of Claims. In the case of a claim, other than a Third Party Claim, for indemnification under Section 9.2 or Section 9.3 hereof, upon determination by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "Indemnification Notice"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

          In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute. In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available legal remedies to resolve such dispute.

                                 ARTICLE X.

                                TERMINATION
                                -----------

         10.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                (a) By written agreement of the Seller and the Buyer at any time before the Closing;

                (b) By the Buyer by written notice to the Seller if the Closing does not occur on or before August 29, 1997, unless the failure to close is the result of a breach of this Agreement by the Buyer seeking termination;

                (c) By the Buyer by written notice to the Seller if, the Buyer during its due diligence investigation of the SFS Business as contemplated by Section 6.2 of this Agreement, discovers any fact or series of facts, or any information, regarding the SFS Business that has or could reasonably have a Material Adverse Effect, notwithstanding that such discovery does not constitute a breach of any representation or warranty of the Seller set forth in this Agreement or any covenant or agreement to be complied with or performed by the Seller pursuant to this Agreement as provided in
     Section 10(d) below;

                (d) By the Buyer by written notice to the Seller (i) if there is a breach of any representation or warranty of the Seller set forth in this Agreement or any covenant or agreement to be complied with or performed by the Seller pursuant to this Agreement which breach has not been cured within thirty (30) days following the Seller's receipt of written notice of such breach, or (ii) in the event that all of the Seller's conditions to Closing under this Agreement have not been satisfied by the Closing Date or waived by the Buyer;

                (e) By the Seller by written notice to the Buyer (i) if there is a breach of any representation or warranty of the Buyer set forth in this Agreement or any covenant or agreement to be complied with or performed by the Buyer pursuant to this Agreement which breach has not been cured by the Buyer or waived by the Seller within thirty (30) days following receipt of written notice of such breach, or (ii) in the event that all of the Sellers' conditions to Closing under this Agreement have not been satisfied by the Closing Date or waived by the Sellers; or

                (f) By the Seller or the Buyer by written notice to the other, at any time before the Closing, in the event that any order or law becomes effective (and final and non-appealable) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         10.2. Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Seller or the Buyer or any of their respective officers, directors, employees, agents or other representatives or affiliates, except that such termination shall not relieve any party hereto of any liability for any breach of this Agreement or for fraud, and except that the non-breaching party shall be entitled to reimbursement of its out of pocket costs incurred in connection with the transaction (including legal, accounting, travel).

                                 ARTICLE XI.

                          MISCELLANEOUS PROVISIONS
                          ------------------------

         11.1. Waiver; Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by a duly authorized representative of each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         11.2. Invalidity. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible to as to give effect to the intentions of the provision found unenforceable or invalid.

         11.3. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         11.4. Expenses. Except as otherwise specifically provided for herein, each party hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its counsel, accountants and other experts.

         11.5. Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or facsimile, with receipt verified, or registered or certified mail, return receipt requested, addressed as follows:

                (a)  If to the Buyer:

                     J.B. Williams Company, Inc.
                     65 Harristown Road
                     Glen Rock, New Jersey  07452
                     Attention: Dario U. Margve
                     Telephone:  (201) 251-8100
                     Facsimile: (201) 251-8098

                     With a copy to:

                     Katherine P. Burgeson, Esq.
                     Cummings & Lockwood
                     Four Stamford Plaza
                     107 Elm Street
                     Stamford, Connecticut 06904-0120
                     Facsimile:  (203) 351-4499

                (b)  If to the Seller:

                     Avalon Natural Cosmetics, Inc.
                     1129 Industrial Avenue
                     Petaluma, CA 04952
                     Telephone:  (707) 769-5120
                     Facsimile: (707) 769-0868
                     Attention: Mr. Mark A. Egide

                     With a copy to:

                     Kirt F. Zeigler, Esq.
                     Anderson, Zeigler, Disharoon, Gallagher & Gray 50 Old Courthouse Square
                     P.O. Box 1498
                     Santa Rosa, CA  95402
                     Telephone:  (707) 545-4910
                     Facsimile: (707) 544-0260

 or at such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective when the same shall be deposited, postage prepaid, in the mail and/or when the same shall have been delivered by hand or overnight courier, and/or upon facsimile transmission, as the case may be.

         11.6. Governing Law; Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. The parties hereto do hereby consent and submit to the venue and jurisdiction of the State or Federal Courts sitting in New York as the sole and exclusive forum for such matters of dispute, and further agree that, in the event of any action or suit as to any matters of dispute between the parties, service of any process may be made upon the other party by mailing a copy of the summons and/or complaint to the other party at the address set forth herein and a party's refusal to accept any such notice shall be equivalent to service.

         11.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11.8. Headings. All headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of any provision or provisions of this Agreement.

         11.9. Integration. This Agreement, together with the Exhibits hereto, the Disclosure Schedule, and all other documents to be delivered in connection herewith, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior and contemporaneous agreements, promises, covenants, arrangements, understandings, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement and the other documents to be delivered in connection herewith and therewith.

         11.10. Assignment. Neither party may assign its rights hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign its rights to any wholly-owned subsidiary of the Buyer or any successor of the Buyer in connection with the sale of all or substantially all of the assets of the Buyer, or the merger or consolidation of the Buyer with another party, provided such affiliate or successor agrees in writing to be bound to all of the terms and liabilities of this Agreement to the same extent that the Buyer is bound. Any assignment in contravention of this Section 11.10 shall be null and void.

         11.11. Publicity. No party shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties hereto, except as may be required by law or by the rules of any stock exchange, and if so required the parties shall to the extent that it is reasonably practicable consult with each other prior to such publicity. The parties agree to issue an announcement following the Closing in form and content satisfactory to each of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              AVALON NATURAL COSMETICS, INC.


                              By: /s/ MARK A EGIDE
                                  -----------------------------------
                                  Mark A. Egide
                                  President


                              J.B. WILLIAMS COMPANY, INC.


                              By: /s/ DARIO U. MARGVE
                                  -----------------------------------
                                  Dario U. Margve
                                  President